UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2017

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1225 Old Highway 8 NW
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2017, the Board of Directors of Cardiovascular Systems, Inc. (the “Company”) elected Martha Goldberg Aronson as a Class III director. The Board of Directors also appointed Ms. Aronson as a member of the Human Resources and Compensation Committee and the Audit, Risk Management and Finance Committee.

Ms. Aronson was not elected to the Board of Directors pursuant to any arrangement or understanding between her and any other person. Ms. Aronson has not been a party to, nor has she had a direct or indirect material interest in, any transaction with the Company during the current or preceding fiscal year. In connection with her service as a director, Ms. Aronson will participate in the Company’s Board of Directors compensation program. Accordingly, for the fiscal year ending June 30, 2017, Ms. Aronson will receive annual retainers of $40,000 and $20,000 for her Board and Committee service, respectively, and a Restricted Stock Unit (“RSU”) award with a value of $125,000, each pro-rated for the portion of fiscal 2017 for which Ms. Aronson will serve as a director. The RSU is payable in cash or shares of the Company’s common stock, at the Company’s discretion, within 30 days after the six month anniversary of the termination of Ms. Aronson’s Board membership. In addition, Ms. Aronson executed the Company’s standard Indemnification Agreement for directors.

Effective February 21, 2017, Leslie L. Trigg resigned from the Board of Directors of the Company. Ms. Trigg’s resignation was not due to a disagreement with the Company.

On February 21, 2017, the Company issued a press release announcing these changes to the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release dated February 21, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 21, 2017

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated February 21, 2017.